Exhibit 99.1

Global Interactive Technologies, Inc. Announces Receipt of a Delinquency Compliance Alert Notice from Nasdaq

Seoul, Republic of South Korea, May 22, 2026 (EIN PRESSWIRE) – Global Interactive Technologies, Inc. (NASDAQ: GITS) (the “Company”), today announced that, on May 21, 2026, it received a delinquency compliance alert notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that due to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2026 and because the Company remains delinquent in filing its Form 10-K for the year ended December 31, 2025 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”), the Company is not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of all required periodic reports with the SEC.

As of the receipt of the delinquency compliance alert notice on May 21, 2026, the Company’s Form 10-K had not been filed with the SEC. As a result, any additional Staff exception to allow the Company to regain compliance with all delinquent filings is limited to a maximum of 180 calendar days from the due date of the Form 10-K, or October 12, 2026. Additionally, the Company must submit an update by no later than June 22, 2026 to its original plan to regain compliance with respect to the filing requirement. The Company intends to submit an update to its plan of compliance to Nasdaq no later than June 22, 2026.

About Global Interactive Technologies, Inc.

Global Interactive Technologies, Inc. is a digital media and technology company focused on fan engagement and fandom economy through its multi-platform ecosystem, including Faning, a global platform that connects K-pop and broader K-culture fans through shared interests, content, and community experiences. For more information, please visit the Company’s website at www.gitechnologies.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, formulated in accordance with the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995. These statements, reflecting the Company’s beliefs about its future compliance with Nasdaq listing standards, including its anticipated submission of an update of its plan of compliance to Nasdaq, employ terms like ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘target,’ ‘aim,’ ‘predict,’ ‘outlook,’ ‘seek,’ ‘goal,’ ‘objective,’ ‘assume,’ ‘contemplate,’ ‘continue,’ ‘positioned,’ ‘forecast,’ ‘likely,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately,’ and similar expressions to convey the uncertainty of future events or outcomes. These forward-looking statements are based on the Company’s current expectations, assumptions, and projections. Additionally, these statements are subject to a multitude of known and unknown risks, uncertainties, and other variables that could significantly diverge the Company’s actual results from those depicted in any forward-looking statement. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Company Contact:

Global Interactive Technologies, Inc.

Taehoon Kim

tkc@gitechnologies.com

Investor Contact:

Global Interactive Technologies, Inc.

Taehoon Kim

tkc@gitechnologies.com